June 22, 1998



John W. Henry & Company
One Glendinning Place
Westport, Ct. 06880
Attn: Ms. Beth Kenton


         Re:      Management Agreement Renewal
                  Smith Barney Principal Plus Futures Fund II

Dear Ms. Kenton:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 1999 and make the attached modification on Rider 1. All other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT INC.



By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

AGREED AND ACCEPTED

JOHN W. HENRY & COMPANY


By:

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